Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601
    FOR IMMEDIATE RELEASE

Caprius, Inc. Announces 111% First Quarter Revenue Growth

- Company’s Subsidiary Also Announces Multiple Orders from
One of the Largest Independent Dialysis Companies in the U.S. -

Hackensack, NJ -February 15, 2007- Caprius, Inc. (OTCBB: CAPS) announced revenue for the first quarter ended December 31, 2006 (as reported in the Company’s 10-QSB filing) grew 111% to $508,424 from $240,888 for the first quarter last year. On a sequential basis, revenues grew 26% compared to the fourth quarter of Fiscal 2006. This quarter continues Caprius’ sequential quarterly revenue growth of 13%, 18%, 25% and 26% for the second, third and fourth quarters of Fiscal 2006 and the first quarter of Fiscal 2007, respectively.

Dwight Morgan, President & CEO of Caprius, commented, “We are very pleased with the revenue increase that we saw in the first quarter. With regulatory approvals in most states within the U.S. and an expanded sales force, we are seeing increased market acceptance of our SteriMed Systems as a viable medical waste disposal solution that provides significant economic benefits to healthcare providers.”

Caprius also announced that its subsidiary, MCM Environmental Technologies, Inc., has received orders for several SteriMed Systems from one of the largest independent providers of dialysis services in the United States. This recent order continues MCM’s initiative to exploit market opportunities for its SteriMed products in the US dialysis market where over 4,500 dialysis centers exist.

Additionally, during this quarter MCM has received orders and have shipped SteriMed systems to two additional new customers within the dialysis market, which increases MCM’s penetration in to this key market niche for its products.

Mr. Morgan continued, “The cost benefit, ease of use and compact size of our SteriMed Systems make it a perfect solution for the medical waste needs of the dialysis marketplace where as many as 4500 clinic presently operate. We have been very focused on penetrating this market and these orders are an exciting step forward, especially as one of these orders is with one of the largest players in the U.S.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, immediate capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/Carlo Kyprios
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com